Exhibit (h)(15)

TRANSFER AGENCY

AND SERVICES AGREEMENT

BETWEEN

THRIVENT SERIES FUND, INC.

AND

THRIVENT FINANCIAL INVESTOR SERVICES INC.

TABLE OF CONTENTS

Article 1	Terms of Appointment; Duties of the Transfer Agent

Article 2	Fees and Expenses

Article 3	Representations and Warranties of the Transfer Agent

Article 4	Representations and Warranties of the Fund

Article 5	Indemnification

Article 6	Covenants of the Fund and the Transfer Agent

Article 7	Duration and Termination of Agreement

Article 8	Assignment

Article 9	Amendment

Article 10	Address for Purpose of Notice

Article 11	Minnesota Law to Apply

Article 12	Miscellaneous

Article 13	Merger of Agreement

Article 14	Use of Subcontractors and Affiliated Companies

Article 15	Compliance with Law

Article 16	NIST Compliance

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS TRANSFER AGENCY AND SERVICE AGREEMENT (“Agreement”) made as of January 1, 2020 (the “Effective Date”), by and between Thrivent Series Fund, Inc., a Minnesota corporation, having its principal place of business at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 (the “Fund”) and Thrivent Financial Investor Services Inc., a Pennsylvania corporation having its principal place of business at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 (the “Transfer Agent”) is to take effect as of the Effective Date referenced above

WHEREAS, the Transfer Agent is engaged in the business of rendering transfer agency services to open-end management investment companies and is registered as a transfer agent under the Securities Exchange Act of 1934 (the “1934 Act”), as amended;

WHEREAS, the Fund is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue shares of capital stock (“Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund is comprised of several individual series each with its own investment objective (such series are listed on attached Schedule A, together with all other series subsequently established by the Fund with respect to which the Transfer Agent renders transfer agency and other services pursuant to the terms of this Agreement,1 the “Portfolios”);

WHEREAS, the Fund is an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (“Contracts”) offered by insurance companies that have entered into participation agreements with the Fund (“Participating Insurance Companies”) and may sell its shares to certain qualified pension and retirement plans (“Qualified Plans,” and, collectively with the Participating Insurance Companies and their separate accounts, the “Shareholders”); and

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

1 Absent written agreement of both the Fund and the Transfer Agent to the contrary, each new series of the Fund established in the future shall automatically become a “Portfolio” for all purposes hereunder. By written agreement of both the Fund and the Transfer Agent, Schedule A may be amended from time to time to reflect the then-current list of Portfolios offered by the Fund.

ARTICLE 1 TERMS OF APPOINTMENT

DUTIES OF THE TRANSFER AGENT

1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Funds’ authorized and issued Shares, dividend disbursing agent, and servicing agent including in connection with any plan provided to the Shareholders and set out in the currently effective prospectus and statement of additional information (“Prospectus”) of the Portfolios, including without limitation any dividend reinvestment program.

1.02 The Transfer Agent agrees that it will perform the following services:

(a)	In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

(i)	Establish each Shareholder’s account in the Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the procedures;

(ii)	Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Portfolios (the “Custodian”);

(iii)	Pursuant to purchase orders, issue the appropriate number of and hold such Shares in the appropriate Shareholder account;

(iv)	Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereto to the Custodian;

(v)

At the appropriate time as and when it receives moneys paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such moneys as instructed by the redeeming Shareholder[s] or other appropriately designated payees;

(vi)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vii)	Prepare and transmit payments of dividends and distributions declared by the Portfolios;

(viii)	Maintain records of accounts for and advise the Portfolios and their Shareholders as to the foregoing;

(ix)

Record the issuance of Shares of the Portfolios and maintain pursuant to SEC Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of the Portfolios which are authorized, based upon information provided to it by the Fund, issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issuance or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(b)	In addition to and not in lieu of the services set forth in the above Paragraph (a), the Transfer Agent shall:

(i)

perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with any related plan, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, arranging for or mailing proxies, arranging for or receiving and tabulating proxies, arranging for or mailing of Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts when appropriate, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and delivering confirmation forms and statements of accounts to Shareholders for all purchases and redemption of Shares and other confirmable transactions in Shareholder accounts, preparing and delivering activity statements for Shareholders, and providing Shareholder account information; and

(ii)

provide a system which will enable the Fund to monitor the total number of Shares of each Portfolio sold in each state if and as required by the Fund. The Fund shall (a) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting in each state and (b) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Transfer Agent for the Fund’s blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above. Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and the Transfer Agent.

(c)

The Fund, the Transfer Agent and/or the Transfer Agent’s affiliates may enter into agreements (“Service Agreements”) with Participating Insurance Companies, Qualified Plans or their sponsors and other qualified institutional investors (“Participating Organizations”) in connection with purchases by such investors on behalf of direct or indirect investors in one or more of the Portfolios pursuant to which the Participating Organizations may provide shareholder services to their Contract owners, clients, customers and participants investing directly or indirectly in the Portfolios. The shareholder services provided by Participating Organizations may include, but are not limited to, receiving and accepting purchase and redemption orders resulting from investing in and payments under Contracts, and providing administrative and support services for Contract owners.

ARTICLE 2 FEES AND EXPENSES

2.01 For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual fee equal to $5,000 per Portfolio Such fees, as well as out-of-pocket expenses and advances identified under Section 2.02 below, may be changed from time to time subject to mutual agreement between the Fund and the Transfer Agent.

2.02 In addition to the fees paid under Section 2.01 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, or advances incurred by the Transfer Agent for the services provided pursuant to this Agreement. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund. In no event will the Transfer Agent be reimbursed for such out-of-pocket expenses for any items for which the Transfer Agent, Thrivent Financial for Lutherans, or any other entity would be reimbursed by the Fund under any other agreement, contract or reimbursement arrangement.

2.03 The Fund agrees to pay all fees and reimbursable expenses within five (5) days following the receipt of the respective billing notice by the Fund. Postage for mailing of dividends, proxy materials, Fund and Portfolio reports, Prospectuses and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent at least seven (7) days prior to the mailing of such materials.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Pennsylvania.

3.02 It is duly qualified to carry on its business in the State of Minnesota.

3.03 It is empowered under the applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.06 The Transfer Agent shall implement, test and maintain comprehensive business continuity plans and procedures as appropriate to provide services to the Fund pursuant to the terms and conditions of this Agreement. In the event of equipment failures, the Transfer Agent shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Transfer Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Transfer Agent’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement. Notwithstanding the foregoing, upon the cure of any such equipment failure, the Transfer Agent shall reprocess all data necessary to correct or replace all reports and other results which were lost or corrupted as a result of such failure.

3.07 The Transfer Agent has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures, including compliance with Customer Identification Procedures that are reasonably designed to prevent and detect money laundering activities and to comply with all applicable laws, rules and regulations, including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). In addition, the Transfer Agent has established and maintains an identity theft prevention program and/or procedures to comply with the Federal Trade Commission’s Red Flags Rules and implementing regulations.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

4.01 It is a corporation organized under the laws of the State of Minnesota.

4.02 It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

4.03 All necessary proceedings required by said Articles of Incorporation and Bylaws have been taken to authorize it to enter into this Agreement.

4.04 It is an open-end and diversified management investment company under the 1940 Act.

4.05 A registration statement under the Securities Act of 1933 (the “1933 Act”) is currently effective and will remain effective, and any appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Portfolios being offered for sale.

ARTICLE 5 INDEMNIFICATION

5.01 Provided that the Transfer Agent has not breached any representation or warranty made by the Transfer Agent in this Agreement and that the Transfer Agent, including its agents and subcontractors, has at all relevant times acted in good faith and without willful misfeasance, bad faith, negligence or reckless disregard of its duties, the Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, attorney fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of the Transfer Agent, including its agents and subcontractors, required to be taken pursuant to this Agreement.

(b)

The Fund’s refusal or failure to comply with the terms of this Agreement, or which arises out of the Fund’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties, or the breach of any representation or warranty of the Fund hereunder.

(c)	The reliance on or the use by the Transfer Agent, including its agents and subcontractors, of information, records or documents which:

(i)	are received by the Transfer Agent, including its agents and subcontractors, and furnished to it by or on behalf of the Fund, and

(ii)	have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

(d)	The reliance on, or the carrying out by the Transfer Agent, including its agents and subcontractors, of any instructions or requests by the Fund.

(e)

The offer or sale of Shares unknown by the Transfer Agent to be in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that the Transfer Agent has not knowingly violated or knowingly participated in the violation of state and/or federal securities laws or regulations relative to the offer and sale of such Shares.

5.02 In all instances in which the Transfer Agent shall seek indemnification under the provisions of Section 5.01 for its actions or for its reliance on actions of the Fund, all such actions must have been taken in good faith and without willful misfeasance, bad faith, negligence or reckless disregard of its duties and all such reliance must have been reasonable.

5.03 The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, attorney fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent’s willful misfeasance, bad faith, negligence or reckless disregard of its duties.

5.04 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel for the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any actions taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, including its agents and subcontractors, shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent, including its agents and subcontractors, by machine readable input, facsimile transmission, CRT data entry or other similar means authorized by the Fund, and shall not be held to have received notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, including its agents and subcontractors, shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and proper countersignatures of any formal transfer agent or registrar, or of any co-transfer agent or co-registrar.

5.05 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s written consent.

ARTICLE 6 COVENANTS OF THE FUND AND THE TRANSFER AGENT

6.01 The Fund shall promptly furnish to the Transfer Agent the following:

(a)	A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(b)	A copy of the Articles of Incorporation and Bylaws of the Fund and all amendments thereto.

6.02 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for account keeping of, such certificates, forms and devices.

6.03 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

6.04 The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not voluntarily be disclosed to any other person, except as may be required by law, or after prior notification to and approval in writing by the other party, which approval shall not be unreasonably withheld and may not be withheld where the party may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities or when so requested by the other party.

6.05 The Transfer Agent and the Fund will, and will cause its respective employees to, maintain all of the other party’s information and data pertaining to its business in strict confidence and will not at any time or for any reason disclose any of the other party’s information to any third party without the prior notification to and approval in writing by the other party; in furtherance of the foregoing, the parties hereto agree to comply with the terms of the Confidentiality Agreement attached hereto as Exhibit A.

6.06 The Transfer Agent shall make information and records relating to the Fund’s Anti-Money Laundering Program and Identity Theft Program available to federal regulators as required by law and will permit such regulators to examine and inspect the Transfer Agent for purposes of said programs.

6.07 In case of any requests or demands for the inspection of the Shareholder records of the Funds, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person when it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE 7 DURATION AND TERMINATION OF AGREEMENT

7.01 This Agreement shall become effective as of the Effective Date. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (a) by vote of a majority of the Directors of the Fund and (b) by the vote of a majority of the Directors of the Fund who are not parties to this agreement or “interested persons” (as defined by the 1940 Act) of any such party.

7.02 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

7.03 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months’ fees.

ARTICLE 8 ASSIGNMENT

8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

ARTICLE 9 AMENDMENT

9.01 This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the majority of the Directors of the Fund and the majority of the Directors of the Fund who are not parties to this agreement or “interested persons” (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE 10 ADDRESS FOR PURPOSE OF NOTICE

10.01 Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Transfer Agent for this purpose shall be 625 Fourth Avenue South, Minneapolis, Minnesota 55415.

ARTICLE 11 MINNESOTA LAW TO APPLY

11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.

ARTICLE 12 MISCELLANEOUS

12.01 The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

ARTICLE 13 MERGER OF AGREEMENT

13.01 This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

ARTICLE 14 USE OF SUBCONTRACTORS AND AFFILIATED COMPANIES

14.01 The Transfer Agent may, to the extent it deems appropriate, and subject to compliance with applicable laws and regulations, make use of its affiliated companies and their employees, officers, directors, and agents, along with any subcontractors selected by it, in connection with the services provided to the Fund under this Agreement, provided that there shall be no diminution in the quality or level of service provided to the Fund, and provided that the Transfer Agent shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement.

ARTICLE 15 COMPLIANCE WITH LAW

15.01 With respect to all matters related to this Agreement, the Transfer Agent shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, and all other applicable federal and state laws, rules and regulations. The Transfer Agent shall provide the Fund with such certifications, reports and other information as the Fund may reasonably request from time to time to assist it in compliance with, and monitoring for compliance with, such laws, rules and regulations. The Transfer Agent shall comply with all policies and procedures as the Fund provides to it from time to time.

15.02 With respect to all matters related to this Agreement, the Fund shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, and the 1940 Act, and all other applicable federal and state laws, rules and regulations. The Fund shall provide to the Transfer Agent such policies and procedures, and any amendments thereto, that it requires the Transfer Agent to comply with in carrying out the services contemplated by this Agreement.

ARTICLE 16 NIST COMPLIANCE

16.01 Security of Confidential Information. The Transfer Agent, the Transfer Agent personnel, and third-party contractors shall safeguard and prevent the unauthorized disclosure of the Fund’s Confidential Information as defined in and in accordance with this Agreement and Exhibit A (“Confidentiality Agreement”). In addition to Section 6.05 of this Agreement, as it relates to the Fund’s Confidential Information, the terms and conditions of Exhibit A shall take precedence over any conflicting provision in this Agreement.

16.02 Regulatory Compliance. The Transfer Agent, the Transfer Agent personnel, and third-party contractors shall comply with applicable federal, state and local laws relating to the privacy, confidentiality or security of the Fund’s Confidential Information. The Transfer Agent, the Transfer Agent personnel, and third-party contractors shall only access and use the Fund’s Confidential Information as necessary to provide the services under this Agreement, unless otherwise agreed to in writing by the Fund.

16.3 NIST Compliance. The Transfer Agent agrees that all systems and technologies of the Transfer Agent, the Transfer Agent personnel, and third-party contractors which store, transmit, create, or maintain the Fund’s Confidential Information align in material respects with standards similar to those standards set forth by the NIST Cyber-Security Framework’s standards and controls (http://www.nist.gov/cyberframework).

16.4 Incident Notification. The Transfer Agent shall promptly notify the Fund (but in no event more than forty-eight (48) hours after the occurrence) of any unauthorized access to systems of the Transfer Agent, the Transfer Agent personnel, or third-party contractors. Notification shall be communicated to the designated Fund contact by telephone and subsequently via written letter and email of any successful security attacks or incidents to the extent Fund Confidential Information is involved. The notice shall include the approximate date and time of the occurrence and a summary of relevant facts, including a description of the measures being taken to address the occurrence.

16.5 Verification of Breach Resolution. The Transfer Agent shall provide contemporaneous updates relating to the corrective actions being taken to resolve any such data breach, in addition to mitigating action to prevent future similar data breaches from occurring. The Fund may request, and the Transfer Agent shall provide at no additional cost to the Fund, a third-party verification of such breach resolution before resuming or conducting future business with the Transfer Agent.

16.6 Security Accreditation. Upon request by the Fund, no more than once per year, the Transfer Agent shall provide the Fund with a copy of its appropriate audit report for systems of the Transfer Agent and the Transfer Agent personnel.

16.7 Right to Audit. The Transfer Agent agrees to cooperate with the Fund’s reasonable requests to perform a security audit, including, but not limited to, responding in good faith to reasonable requests to change or modify this Agreement as it relates to the Fund’s regulatory compliance; and providing documentation, including system audit information and incident response reports, to validate ongoing compliance by the Transfer Agent, the Transfer Agent personnel, and third-party contractors, with the security and confidentiality obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the Effective Date.

THRIVENT SERIES FUND, INC.	THRIVENT FINANCIAL
INVESTOR SERVICES INC.

By: /s/ David S. Royal	By: /s/ Kathryn A. Stelter
David S. Royal President	Kathryn A. Stelter Vice President and Chief Operations Officer

ATTEST:	ATTEST:

By:/s/ Jill M. Forte	By:/s/ Jill M. Forte

SCHEDULE A

Thrivent Aggressive Allocation Portfolio

Thrivent All Cap Portfolio

Thrivent Balanced Income Plus Portfolio

Thrivent Diversified Income Plus Portfolio

Thrivent Global Stock Portfolio

Thrivent Government Bond Portfolio

Thrivent High Yield Portfolio

Thrivent Income Portfolio

Thrivent International Allocation Portfolio

Thrivent Large Cap Growth Portfolio

Thrivent Large Cap Index Portfolio

Thrivent Large Cap Value Portfolio

Thrivent Limited Maturity Bond Portfolio

Thrivent Low Volatility Portfolio

Thrivent Mid Cap Growth Portfolio

Thrivent Mid Cap Index Portfolio

Thrivent Mid Cap Stock Portfolio

Thrivent Mid Cap Value Portfolio

Thrivent Moderate Allocation Portfolio

Thrivent Moderately Aggressive Allocation Portfolio

Thrivent Moderately Conservative Allocation Portfolio

Thrivent Money Market Portfolio

Thrivent Multidimensional Income Portfolio

Thrivent Opportunity Income Plus Portfolio

Thrivent Partner Emerging Markets Equity Portfolio

Thrivent Partner Growth Stock Portfolio

Thrivent Partner Healthcare Portfolio

Thrivent Real Estate Securities Portfolio

Thrivent Small Cap Growth Portfolio

Thrivent Small Cap Index Portfolio

Thrivent Small Cap Stock Portfolio

EXHIBIT A

CONFIDENTIALITY AGREEMENT

1.        The Fund and the Transfer Agent, and the affiliates and employees of each, may have access to, and shall keep confidential, any and all information relating to the other party’s business (“Confidential Information”). Confidential Information shall include, without limitation: (a) any data or information that is material and nonpublic or otherwise competitively sensitive material, and not generally known to the public, including, but not limited to, information about shareholder relationships, shareholder profiles, shareholder lists, business plans, or non-public performance results; (b) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (c) all information within the meaning of the term “nonpublic personal information” as defined in Regulation S-P or a successor regulation, or as defined by any other federal or state law; provided, however, that this Section 1 shall not apply to information which is: (a) in the public domain through no fault of the recipient; (b) already known to the recipient without obligations of confidentiality prior to its receipt from the disclosing party; (c) developed independently by the recipient without use of information received from the disclosing party; (d) received from a third party without similar restriction and without breach of this or a similar agreement; and (e) required to be disclosed by law.

2.        The Fund and the Transfer Agent each agree to not disclose or use the other party’s Confidential Information other than in the course of ordinary business as necessary carry out the activities contemplated by this Agreement, or as otherwise agreed to by the parties in writing. Prior to any disclosure of Confidential Information as required by law, each of the Fund and the Transfer Agent will notify the other party of any actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure, immediately upon becoming so obligated, and shall cooperate with the other party’s reasonable, lawful efforts to resist, limit or delay disclosure. Each party agrees to ensure, by agreement, instruction or otherwise, compliance with the same restrictions and conditions that apply throughout this Agreement by its employees, agents, subcontractors, consultants, and others who are permitted access to or use of Confidential Information.

3.        All such Confidential Information shall remain the sole and exclusive property of the disclosing party. No right, title or interest in the Confidential Information shall be conveyed by release of the Confidential Information, unless as otherwise agreed to in writing by the parties.

4.        Each party shall implement appropriate safeguards to ensure the security and protect against unauthorized access to or use of the other party’s Confidential Information. Each party shall implement and comply with all appropriate and reasonable administrative, physical, and technical safeguards as required by federal and state law that protect the confidentiality, integrity, and availability of Confidential Information that it creates, receives, maintains or transmits on behalf of the other party. Each party shall insure that any agent, subcontractor, consultant or any others who are permitted access to the other party’s Confidential Information agrees to implement reasonable and appropriate safeguards to protect it.

At the request of a party, the other party will provide documentation describing the safeguards it has implemented to protect the confidentiality, integrity, and availability of the other party’s Confidential Information. Upon request, a party may visit the other party’s site to inspect these safeguards and/or receive an audit report of these safeguards from said party.

5.        Each party agrees to return (or destroy, if specifically requested to do so by the other party) the Confidential Information or any part thereof upon request of the other party, or upon a party’s determination that it no longer has a need for such Confidential Information. Each party shall implement and follow secure disposal procedures in accordance with all applicable laws and regulations. A party may maintain additional limited copies of any Confidential Information for the limited purposes of backup and disaster recovery.

6.        A party agrees to notify the other party immediately if it becomes aware of any use of the Confidential Information that is not authorized by this Agreement. A party agrees to report to the other party immediately any unauthorized use or disclosure of the other party’s Confidential Information of which a party becomes aware or discovers. Notification to the other party shall include all information available to allow the other party to provide or delegate notification of breach consistent with state and federal law.

Each party further acknowledges and agrees that unauthorized disclosure, dissemination or use of the other party’s Confidential Information without the other party’s prior written consent, or that is not otherwise permitted under this contract, may constitute a serious violation of US federal and state law as well as a breach of this Agreement and may subject the other party to claims and damages, including attorney’s fees, for which the party hereby agrees to be responsible and will indemnify the other party with regard to a breach of the other party’s Confidential Information. In addition, each party agrees to be responsible and reimburse the other party for all costs related to providing notice to customers and individuals affected, identity theft protection, and any and all claims, fines, and damages related to breach.

7.        Each party agrees that if there is a breach or threatened breach of the provisions of this Agreement, the other party will not have an adequate remedy in money or damages and will be entitled to injunctive relief and/or specific performance; provided, however, no specification in this Agreement of any particular remedy shall be construed as a waiver or prohibition of any other remedies in the event of a breach or threatened breach of this Agreement. Each party agrees that the other party has the right to terminate any agreement if it determines, in its sole discretion, that the other party has breached any material provision of this Agreement that applies to Confidential Information.